Exhibit 10.6

SUB-LICENSE AGREEMENT

BETWEEN

AMERICAN FIBER GREEN PRODUCTS,INC.

AND

ALLIED RECYCLING CORP.

Exhibit 10.6 - Page 1

TABLE OF CONTENTS

Preamble	3

Definitions	3

Rights Granted By Sub-Licensor	4

Royalties	5

The Term of This Sub-License	5

Conditions of Exclusivity	5

Obligations of Sub-Licensor for Training and Assistance	6

Representations, Warranties, and Covenants of Sub-Licensor	7

Representations of Sub-Sub-Licensee	7

Litigation Matters	8

Records, Reports, and Audit	8

Marketing of Products	9

Termination	9

Indemnification	10

Covenant Not to Compete	11

Quality Control Requirements	11

Independent Sub-Licensor	11

Disclaimer of Warranty	12

Notices	13

Assignment	13

Completeness of Sub-License	13

Law to Govern	13

Exhibit 10.6 - Page 2

SUB-LICENSE AGREEMENT

THIS AGREEMENT is effective this 1st day of March 2013 by and between American Fiber Green Products, Inc., a Nevada corporation, having its principal place of business in Tampa, Florida, (hereinafter referred to as “Sub-Licensor"), and ALLIED RECYCLING CORP., a Wyoming corporation  (hereinafter referred to as “Sub-Licensee") through a sub license agreement for the System, defined below.

WHEREAS,  Amour Family Trust has granted to American Fiber Green Products, Inc., LLC an exclusive license, pursuant to a Master Licensing Agreement which is attached hereto for purposes of identification only as Appendix #1 (see paragraph 1.16)#, to use the conditioning method in the patent used in fiber/fiberglass recycling. This proprietary process is covered under the United States Patent Office (5,569,424 Oct 96 current US Class 264/115) and also in Australia (the "System"), and

WHEREAS, Sub-Licensor desires to sub-license rights to market, sell, use and further  sell sub-license the System for the Sub-Licensor, and

WHEREAS, Sub-Licensee plans to utilize, market and solicit additional sub-license agreements for the System for the Sub-Licensor, and

WHEREAS, Sub-Licensor is willing to grant the rights desired by Sub-Licensee on the terms and conditions set forth in this Sub-License Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.01 “Sub-Licensee's Field of License" shall mean the utilization, marketing and sub-licensing of the System.

1.02 “Sub-Licensee's Market Area" shall mean the Internet using .com, .net, .biz or .co domains on the Internet and to all mobile devices that may be used or are marketed in the  United States to be identified in advance by Sub-Licensee for any other sub-license, or as approved by Sub-Licensor in its sole discretion for sales of additional sublicense or finished goods.

However the market are for massing inventory of recyclable fiber materials and composites is the Mid-Atlantic region of the United States of America with an option to acquire the rights to the complete Eastern seaboard with the exception of  the State of  Florida for two years from the date of this Agreement.

1.03 “Sub-Licensor’s Technology" The System and its advancements during the term of this Sub-License Agreement. The Licensor is not transferring the technology to either the Sub-Licensor or the Sub-Licensee.

1.04 “Sub-Licensee" shall mean ALLIED RECYCLING CORP.

Exhibit 10.6 - Page 3

1.05 "Sub-Licensee License" shall mean the right granted by Sub-Licensor to Sub-Licensee for all utilization of the System and its modules with any and all alteration, enhancements, Future Development, or advancements pursuant to the Agreement.

1.06 “Sub-Licensee Products" shall mean product offerings and System in accordance with Sub-Licensor’s licensed use of the technology.

1.07 “Future Development" shall mean any discovery or invention, patentable or otherwise, arising during the life of this Agreement which applies to Sub-Licensor license or products which are made by:  i) Sub-Licensor, ii) Sub-Licensee, or iii) jointly between parties.

1.08 “Improvement Technology" shall mean any future development created, invented, or developed by Sub-Licensor that is intended by Sub-Licensor for specific application to the sub-licensed technology.

1.09 “Joint Technology" shall mean any authorized future development made by an employee or agent of Sub-Licensor with an employee or agent of Sub-Licensee.

1.10  "Related Company" shall mean a corporation, firm, partnership, joint venture or association in which the Sub-Licensee has an interest, or the Sub-Licensee shareholders have a material interest by family attribution of ownership.

1.11 “Gross Sale Amount" shall mean the sale and transaction price expressed in US Dollars of Sub-Licensee product offerings and System sold by Sub-Licensee under this Sub-License. Product offerings do not include advertising revenue.

1.12 A “Net Gross Sale” shall be deemed to have taken place on the date of the sale and or transaction in the case of Internet sales upon receipt of the funds from all transactions closed.

1.13   “Sub-Licensee”  Notwithstanding that in this agreement, the Sub-Licensee is referred to as a company or corporation, the same shall also apply to any Limited Liability Company/ Corporation, partnership, joint venture, individual, or any other entity who is the named Sub-Licensee on the first page of this Sub-License Agreement.

1.14   “Utilization Price” The price to be paid to Sub-Licensor for the System utilization from Sub-Licensor under this Agreement by Sub-Licensee.

1.15   “Resale Price” The price at which the Sub-Licensee sells offerings and System or module sub-licenses to a third party must be preapproved by Sub-Licensor.

1.16   "Master License" The License granted by the System developer to the Sub-Licensor as attached in Appendix #1.

ARTICLE 2.   RIGHTS GRANTED BY SUB-LICENSOR

Sub-Licensor hereby grants to Sub-Licensee, subject to the terms of this Sub-License Agreement, the rights to the Sub-Licensee’s Field of License as defined in this Agreement within the Sub-Licensee Market Area, subject to the following conditions:

Exhibit 10.6 - Page 4

A.         Each new Sub-Licensee shall be bound by the terms and conditions of the master license agreement and subject to the approval of the Sub-Licensor.

B.         Any new Sub-License provided by Sub-Licensee shall be terminated automatically, on the date that Sub-Licensee ceases to be a Sub-Licensee of Sub-Licensor, or this Sub-License is terminated under any of the provisions of this Sub-License Agreement, and shall not extend beyond the term of this Sub-License Agreement.

C.           Sub-Licensor must approve all new sub-Sub-Licensees in writing before said sub-Sub-Licensee may utilize the System, and prior to the granting of said new sub-Sub-Licensee, the sub-Sub-Licensee must execute a new Sub-License Agreement to be negotiated with the Sub-Licensor wherein the sub-Sub-Licensee agrees to be bound by all of the terms and conditions of the Master License. The new sub-Sub-Licensee may not market, sell or utilize the System outside the Market Area defined in this Sub-License Agreement without prior written consent of the Sub-Licensor.

D.           It is understood by the parties that the first new sub-Sub-Licensee to which this Sub-License Agreement will be offered is ALLIED RECYCLING CORP., whose intention is to use the System to provides services for the Sub-Licensor and the Sub-Licensee's business.  The Sub-Licensor has provisionally approved this sub-license subject to submission of documents indicating the exact use to be determined by the submission of a project profile by the new Sub-Licensee.

ARTICLE 3.  LICENSING FEES & ROYALTIES

Royalties and other current considerations as outlined in Appendix #3 are to be paid by Sub-Sub Licensee to Sub-Licensor for the use of  the System and any other improvements as yet unnamed for a period of defined in Article 4 (the Term) from the date that the System and its first module under this Sub-License Agreement begins production in the market place for the benefit of the Sub-Licensee.

The initial licensing fee of the sub-license granted to the Sub-Licensee is as outlined in Appendix #3.

The royalty to be paid by Sub-Licensee is based on the schedule attached as Appendix #3, and incorporated herein by reference.

ARTICLE 4.   THE TERM OF THIS SUB-LICENSE

4.01           Commencement.  The effective date of this Sub-Sub-License is March 1, 2013.

4.02           Term.    The term of this Sub-License, unless sooner terminated under Article 12, shall be from the Effective Date hereof, and extending through the ending day of the 36th month from the time the System begins operation with sub-licensee's content. Thereafter, it is mutually understood that the parties may elect to extend this Sub-License Agreement for an additional term at the expiration of said initial term and will renegotiate the Sub-License Agreement based on current market conditions and the state of the parties, beginning not less than ninety days (90) prior to the expiration of this agreement. The renegotiation shall not start later than December 31, 2015.

Exhibit 10.6 - Page 5

4.03 Sub-Licensee acknowledges the necessity to keep in effect its Sub-License with Sub-Licensor in order to continue to use Sub-Licensor's products and System covered by the Sub-Licensor's Technology.

ARTICLE 5.   CONDITIONS OF USE

5.01           Intentions of the Parties.   Both Sub-Licensor and Sub-Licensee desire that Sub-Licensee shall have the right to utilize the System in the Sub-Licensee Market Area as defined in paragraph 1.02.   However, Sub-Licensor reserves the right to revoke the sub-license under the circumstances and according to the terms provided in paragraph 5.02 - 5.04 that follow.

5.02           Market Area.   The Sub-Licensee may utilize the System in the market area as defined in paragraph 1.02.  Sub-Licensee shall have the right to add additional market areas and/or sub-Sub-Licensees only after obtaining the express written consent of Sub-Licensor, which consent may be withheld in the Sub-Licensor’s sole discretion.

5.03    Potential Market Areas. In the event the Sub-Licensor, in its sole discretion, determines that there are other geographical areas outside of the regional Market Area that are not being served by the Sub-Licensee, then in that event, the Sub-Licensor may grant to the Sub-Licensee, in writing, a temporary sub-license to sell in an additional domain or geographical area; provided, however the requirements for payments, including royalties on the System utilization and funds received there from in the new sub-licensed area, are paid in full to the Sub-Licensor, that the new Sub-Licensee be bound by all of the provisions of this Agreement, or at the Sub-Licensor’s sole discretion, that the new Sub-Licensee enter into a new Agreement, and that the Sub-Licensee  obtain approval in writing from the Sub-Licensor.

5.04           Payment of Royalty.   If Sub-Licensee fails to make the full payment of royalties as provided in ARTICLE  3, and Appendix #3,  Sub-Licensor shall give Sub-Licensee written notice that it desires to revoke the exclusive terms of this Sub-License, and unless Sub-Licensee, within ten (10) days after notice thereupon rectifies the delinquency, Sub-Licensor has the right to revise the terms of the license as follows:

a)           If payments are made in an amount greater than fifty percent (50%) but less than one hundred percent (100%) of the Royalty due pursuant to Appendix #3, Sub-Licensor may charge interest on amounts remaining unpaid  at an annual rate of ten (10%) percent compounded monthly.

b)           If payments are made in an amount less than fifty percent (50%) of the Royalty due pursuant to Appendix #3, Sub-Licensor may revoke the sub-license in part or in whole at the sole discretion of the Sub-Licensor.

5.05           Exclusive Rights and Obligation.   Sub-Licensor shall give Sub-Licensee notice of delinquency by formal written notice thereof to the last known address of record.  If  Sub-Licensee does not rectifying the delinquency within ten (10) calendar days of  said notice, Sub-Licensor shall be free to sub-license any rights herein previously granted non-exclusively to Sub-Licensee to any party Sub-Licensor may choose, and may terminate this Sub-License Agreement without further notice to Sub-Licensee.

Exhibit 10.6 - Page 6

5.06           Total Revocation In the event that Sub-Licensor elects to revoke this Sub-License entirely under the terms of this Sub-License Agreement, Sub-Licensor shall give Sub-Sub-Licensee formal notice thereof to the last known address of record with no time limit for rectifying the termination and/or revocation. Sub-Sub-Licensee shall immediately after receiving notice, promptly desist from utilizing the System licensed to Sub-Sub-Licensee under this Sub-License Agreement or from using any trade name, trademark, or other identification of the products herein described.  In the event Sub-Licensee fails to abide by the provisions of this covenant, Sub-Licensor may obtain injunctive relief, and any damages sustained because of Sub-Licensee's violation of this covenant, together with any costs of litigation, including attorney fees shall be paid by the Sub-Licensee within ten (10) days of the termination and/or revocation by the Sub-Licensor.

ARTICLE 6.  OBLIGATIONS OF SUB-LICENSOR
FOR TRAINING AND ASSISTANCE

Sub-Licensor agrees to the following terms and conditions concerning training, consultation, and assistance.

6.01   Sub-Licensor will furnish to Sub-Licensee, at a cost to be determined on a project by project basis all additional programming required for each new offering to use the System platform and with written consent.

6.02   All projects suggested by the Sub-Licensor within the “Sub-Licensee Field of License”, and within the Sub-Licensee’s Market Area will be first offered to the Sub-Licensee to sub-license. If the Sub-Licensee declines then the Sub-Licensor is free to issue an additional sub-license with the proviso that the new sub-license cannot be used for any purpose that directly competes with the offerings that are then being utilized using the System. If the Sub-Licensee accepts the offer, then it must enter into a new Sub-License Agreement with Sub-Licensor within ten (10) days of the offer or the Sub-Licensee will be deemed to have declined the offer.

6.03           All technical or professional advice, service, and consultation solicited by the Sub-Licensee shall be billable by the Sub-Licensor at a rate to be determined from time to time.

ARTICLE 7.    REPRESENTATIONS, WARRANTIES
AND COVENANTS OF SUB-LICENSOR

Sub-Licensor represents and warrants certain stated covenants herein to Sub-Licensee as follows:

7.01           Incorporation. Sub-Licensor is a corporation duly organized and in good standing under the laws of the State of Nevada, and has all necessary power to own all of its properties and assets, and to carry on its business as now being conducted. The execution and delivery of this Sub-License Agreement, and the consummation of the transactions contemplated hereby do not, and will not violate the Articles of Organization or the Operating Agreement of Sub-Licensor, or result in the breach of any term or provision of, with or without the passage of time, or the giving of notice, or both, constitute a default under, or permit the acceleration of maturity under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, or other agreement to which Sub-Licensor is a party or by which Sub-Licensor is bound.

Exhibit 10.6 - Page 7

7.02           Representation and Warranties. Any and all representations and warranties stated herein are true as of the Effective Date set forth in this Agreement and shall have the same force and effect as if made on such date.

7.03  Enforceability. Sub-Licensor represents that this Agreement is valid and binding on Sub-Licensor, except as may be limited by any applicable bankruptcy, receivership, or other creditor-rights law and equitable legal principles.

7.04           Covenants. Sub-Licensor hereby covenants certain rights to Sub-Licensee to distribute, market and utilize the System and/or its modules and to further sub-license the System in Sub-Licensee’s Market Area. Sub-Licensee shall not invade the licensed rights of any other Sub-Licensee, Sub-Licensor or Licensor and their market area. Deliberate material breach of this covenant by Sub-Licensee shall constitute sufficient cause for Sub-Licensor to revoke any rights granted to Sub-Licensee herein.

7.05           Company Resolution.  Sub-Licensor represents and warrants that it has approved a Resolution dated February 28, 2013 for a  successor to the Chief Executive Officer (CEO) to be appointed in the event that he can no longer serve in his capacity as either CEO, or in his role as a creative planner for Sub-Licensor.  The Sub-Licensor acknowledges that the purpose of this Resolution is to ensure a smooth transition of control of the company, so that Sub-Licensor is capable of performing all of it’s duties and obligations under this Agreement, and to provide security for the Sub-Licensee.  The Sub-Licensor’s Resolution is attached hereto as Appendix #2, appointing Nalen Uk, who presently serves as Operations Manager as successor CEO.  In the event that CEO cannot make said appointment due to his own incapacity, General Counsel has the limited power of attorney to grant the appointment of ____________ under the company Resolution.

ARTICLE 8.  REPRESENTATIONS OF SUB-LICENSEE

Sub-Licensee warrants, represents to and covenants with Sub-Licensor as follows:

8.01           Sub-Licensee is a corporation duly organized and in good standing under the laws of Michigan and has all necessary legal power to own all of its properties and assets, and to carry on its business as now being conducted. The execution and delivery of this Sub-License Agreement and the consummation of the transactions contemplated hereby do not and will not violate the Articles in or By-Laws of Sub-Licensee, or result in the breach of any term or provision of, or with or without the passage of time, or the giving of notice, or both, constitute a default under, or permit the acceleration of maturity under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, or other agreement to which Sub-Licensee is a party or by which Sub-Licensee is a party or by which Sub-Licensee is bound.

8.02           Sub-Licensee has taken all company action required by the laws of Wyoming and by its Articles, and By-Laws in order to authorize the execution and delivery of this Sub- License Agreement, and the consummation of the transactions contemplated hereby.

Exhibit 10.6 - Page 8

8.03           In addition to being true as of the date of this Sub-License Agreement, each of the warranties and representations contained in this paragraph shall be true on and as of the Effective Date with the same force and effect as if made on such date.

8.04           Enforceability.   Sub-Licensee represents that this Sub-License Agreement is a valid and binding obligation on Sub-Licensee, except as may be limited by the applicable bankruptcy, receivership, or other creditor-rights laws and equitable legal principles.

8.05           Covenants.                      Sub-Licensee represents that it is aware of Sub-Licensor’s expectation to sub-license rights to distribute, market and utilize the System and/or its modules and to further sub-license the System in Sub-Licensee’s Market Area but not in direct competition to the modules licensed in this sub-license agreement. The Sub-Licensee  makes no objection thereto, and agrees that it will not invade the licensed rights of such other Sub-Licensee licenses, as approved by Sub-Licensor. Deliberate material breach of this covenant shall constitute sufficient cause for revocation of rights granted herein.

ARTICLE 9.   LITIGATION MATTERS

9.01           Initiation of Suits.   In the event any information comes to the attention of Sub-Licensor or Sub-Licensee that others without benefit of license are infringing any of the rights herein granted to Sub-Licensee, that information shall be promptly communicated to the other party.  Sub-Licensor and Sub-Licensee shall convene along with any other Sub-Licensee having an interest in such infringement, and a plan shall be negotiated for the prosecution of any such infringement.

9.02           Management of Legal Action.   Sub-Licensor and Sub-Licensee shall jointly assume responsibility for choice of counsel and litigation strategy if the parties jointly agree to proceed with litigation; however, neither party shall have any legal duty to proceed to litigation, or to expend any sums in order to abate and terminate any such infringement.

ARTICLE 10.   RECORDS, REPORTS, AUDIT

10.01           Records by Sub-Licensee.   Sub-Licensee shall keep accurate records of sales and Gross Sales, transactions and additional Sub-License agreements with Value of all products sold, used by it in sufficient detail to enable ready calculation of royalties due Sub-Licensor.

10.02           Reports by Sub-Licensee.   Sub-Licensee shall, at its sole expense, furnish to Sub-Licensor written reports as follows:

a)           Within twenty (20) days after the close of each month, the number of products sold by Sub-Licensee, and any Related Company, and the Gross Sale Value thereof shall accompany the monthly royalty payment due.

b)           Within ninety (90) days of the end of each Calendar year, a definitive statement shall be submitted setting forth the number of units of Sub-Licensee Products sold by Sub-Licensee and any Related Company during the Calendar year just ended, the Gross Sale Value of said products, and the payments due thereon

Exhibit 10.6 - Page 9

c)           The annual definitive statement shall be certified by a designated officer of Sub-Licensee and shall be reviewed by Sub-Licensor auditors. Said definitive statement shall indicate any discrepancies between the actual total of the monthly payments made for the Calendar Year and the total annual amount due under this Sub-License.

d)          In addition to the foregoing, the Sub-Licensee shall furnish the Sub-Licensor its audited annual financial statements, its monthly/quarterly State and Federal tax reports, and its audited annual State and Federal income tax returns within twenty (20) days after the same are prepared by the Sub-Licensee.

10.03           Payment Adjustments.   In the event there is a discrepancy between the sum of the Quarterly payments theretofore made, and the total annual amount due for a Calendar Year as supported by the definitive report for that Calendar year, to the extent that monies are due Sub-Licensor, said additional sums shall be included with the next monthly payment due, and to the extent that there has been overpayment to Sub-Licensor, said amounts may be credited to the next subsequent months for which royalties would be due. This paragraph is subject to the provisions of Articles 3 and 5.

10.04           Audit.           Sub-Licensee shall permit Sub-Licensor and its accountant’s reasonable access to Sub-Licensee's books and records relating to the sale of Sub-Licensor’s products and systems under this Sub-License Agreement. Sub-Licensor may, at its expense, engage an accounting firm to verify that the royalties paid by Sub-Licensee are consistent with the terms provided herein, and if they shall determine that there has been an understatement of the same by Sub-Licensee, then Sub-Licensee shall make good the discrepancy and shall reimburse Sub-Licensor for the cost of the audit, if such understatement is five percent (5%) or more of the annual amount due.

ARTICLE 11.    MARKETING OF THE SYSTEM

11.01           Marketing of the System.   During the term of this Sub-License, Sub-Licensee shall use its best effort to market Sub-Licensor’s System within the market area, and may use a trade name ________________________, or other  trade name, trademark or copyright to be approved by the Sub-Licensor, on all products and systems during the term of this Agreement, and will label each product and systems with the Sub-Licensee label or designation; however, this trade name shall not be used in the name or title of any company, corporation, joint venture, or other entity owned and controlled by Sub-Licensee.  Upon the termination of this Agreement, Sub-Licensee shall immediately cease and desist from using the trademark or trade name in any way whatsoever, it being expressly understood and agreed that said trademark and trade name is the exclusive property of Sub-Licensor, and Sub-Licensee acquires no propriety interest therein by virtue of this Agreement.

Exhibit 10.6 - Page 10

11.02           Advertising.   In connection with commercial exploitation of Sub-Licensee products under this License by way of advertising, catalog, literature or other documentation (wherever a depiction or description is given of a product made under this Sub-Licensor License), with any Report Number  or APPLIED FOR* the copyright, trademark and trade name may be used; but subject to the termination rights as set out in Article 13 of this License Agreement. * applied for means that the Sub-Licensor is to provide the copy right identification number in these matters.

ARTICLE 12.   TERMINATION

12.01           Termination.   Sub-Licensor reserves the right to terminate this Sub-License Agreement for any material violation or breach of the terms of this Sub-License Agreement, including, but not limited to, the following:

A.           The failure to obtain any required licenses, approvals, and certificates as required by this Sub-License and as required by any State, Federal, and Local agency.

B.           The failure to pay the royalties to Sub-Licensor as herein provided.

C.           The failure to perform quality control procedures monitored and created by by Sub-Licensor.

D.           Any conduct or failure carried out or suffered by Sub-Licensee wherein any conduct or action that reflects adversely on the offerings, systems or name of Sub-Licensor, or would affect the reputation and merchantability of any Sub-Licensor products or the System.

E.           In the event a petition of bankruptcy is filed by or against Sub-Licensee, and such petition is not dismissed within thirty (30) days from the filing thereof, or Sub-Licensee is adjudged a bankrupt, or in the event as assignment for the benefit of creditors is made by Sub-Licensee, or in the event of an appointment by any court of a receiver or other court officer of Sub-Licensee’s property, and such receivership is not dismissed within thirty (30) days from such appointment.

F.           In the event of the occurrence of any of the above named breaches, if the same are not corrected and cured within thirty (30) days from the date of written notice by Sub-Licensor to Sub-Licensee, then in that event Sub-Licensor may terminate this License Agreement, and thereupon Sub-Sub-Licensee will no longer market, sell or install the technology included in the license.

G.           Said termination shall not relieve Sub-Licensee from any payment requirement for the purchase of any product, or the payment of any royalties that have become due under this Sub-License Agreement.

H.
In the event of termination prior to the System implementation live in the market or in the event of future unforeseen events that may comprise further use, or implementation of the System and/or its specified modules. The initial payments  but not percentage royalties will be considered an investment by the Sub-Licensee and may be re-classified as a note payable, common stock or membership to be determined and negotiated at the time of the event that  causes this paragraph to be invoked.

Exhibit 10.6 - Page 11

I.	A breach of any of the terms and conditions of this Agreement by the Sub-Licensee.

ARTICLE 13.   INDEMNIFICATION

13.01           Indemnification of Sub-Licensor by Sub-Licensee.

A.           Sub-Licensee covenants and agrees to protect, indemnify, defend, and hold harmless Sub-Licensor and its officers, directors, employees, members, and shareholders from; and

B.            Against all debts, liabilities, obligations, losses, suits, claims, demands, judgments, interest, penalties, fines, amounts paid in settlement, costs and expenses (including, without limitation, attorney's fees and accountant’s fees incurred in investigating any matter of the nature indemnified against hereunder) incurred by or made against Sub-Licensor actually or allegedly arising out of, or in connection with relating to:

(i)           any products liability claim based on an occurrence concerning any product sold, handled, self use or distributed by Sub-Licensee after the execution of this Sub-License.

(ii)           any warranty claim for defects in workmanship or material of any product or system sold by Sub-Licensee after the execution of this Sub-License.

(iii)           any federally mandated product recall programs or notification programs ("Recalls") concerning any product delivered by Sub-Licensee after Closing.

(iv)           Any consumer fraud or misrepresentation claims made against Sub-Licensor for sales, marketing and/or advertising performed by Sub-Licensee claiming to be fraudulent, misleading and/or in violation of any laws both State and Federal to protect consumers.

As used in this Section, "product liability claim" shall mean a claim for bodily injury or property damage arising out of any product sold, handled self-use or distributed by Sub-Licensee or reliance upon a representation or warranty made at any time with respect thereto.

As used in this Section, "occurrence" shall mean an accident, including continuous or repeated exposure damage neither expected nor intended by Sub-Licensee.

Exhibit 10.6 - Page 12

13.02           Products Liability Insurance.   Sub-Licensee shall have the responsibility of maintaining in full force and effect during the term hereof product liability insurance issued by a solvent, licensed insurance company of not less than ONE MILLION DOLLARS ($1,000.000.00) per person, and FIVE MILLION DOLLARS ($5,000,000.00) in the aggregate per occurrence for personal injury or death and FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) for property damage, which insurance shall cover Sub-Licensor as the Sub-Licensor (and such coverage shall extend to the members, officers, directors, and employees of Sub-Licensor, and Sub-Licensee as the named vendor or distributor, its members, officers, employees, and agents with respect to damage (including attorney's fees) each may suffer or incur as a result of claims, demands, or actions either Sub-Licensor or Sub-Licensee because of the use or sale of the products being sold  under this Sub-License Agreement and a copy of said policy with the receipts for the payment of premiums for at least one (1) year in advance shall be delivered by Sub-Licensee to Sub-Licensor within 24 hours after the System goes live in the market place, and the renewed policy shall also be delivered annually during the term of this License Agreement.

ARTICLE 14.   COVENANT NOT TO COMPETE

14.01           During the term of this Sub-License Agreement, and upon the termination of this License Agreement for a term of twenty four (24) months thereafter, Sub-Licensee, its officers, directors, and principal shareholders agree that, commencing on the date of termination, will not, directly or indirectly, either as principal, broker, agent, stockholder, or as a partner, officer, director, employee, consultant or member of a board of directors or board of trustees of any person, firm or corporation, or otherwise, or in any other capacity, engage in, have a financial interest in, as lender or guarantor or otherwise, or carry on any business which is engaged in the sale of any System that in any way compete with, resemble or duplicate the System covered under this Sub-License Agreement.

Sub-Licensee agrees that if it violates this covenant, it will be subject to a writ of injunction from a court of competent jurisdiction, and will pay all damages suffered by Sub-Licensor because of said violation, and pay all costs of enforcing this covenant by Sub-Licensor, including reasonable attorney fees.

     ARTICLE 15. QUALITY CONTROL REQUIREMENTS

15.01           Quality Technical Manual.   Sub-Licensor will provide Sub-Licensee with a copy of the Operations and Maintenance Manual, and Sub-Licensee will at all times comply with the requirements of said Manual. Said Manual and revisions thereof shall remain the property of Sub-Licensor, and must be promptly surrendered on request by Sub-Licensor, or its authorized representative in the event of termination, default, or revision.
15.02           Standards.   Sub-Licensee acknowledges Sub-Licensor's rights to maintain the quality and standard of its product and systems. Sub-Licensee agrees that it shall conform to and enforce all standards and restrictions found in all quality control technical manuals, correspondence, and in any periodic updates to all manuals which may be issued to Sub-Licensee from time to time by Sub-Licensor.

15.03           Sub-Licensor shall comply with all local, state, and federal laws, and Safety codes with respect to the marketing, sales and utilization of the System.

Exhibit 10.6 - Page 13

ARTICLE 16.   INDEPENDENT SUB-LICENSEE

16.01           This Agreement does not create a partnership or a joint venture. Neither Sub-Licensee nor Sub-Licensor shall be the agent of the other and neither shall have any authority to bind or act on behalf of the other in any matter. Persons retained by Sub-Licensee or Sub-Licensor as employees or agents shall not be employees or agents of the other party as a result of such retention, it being expressly understood and agreed that Sub-Licensee is a licensee to market, sell and install the products and systems of Sub-Licensor, and there is no further obligation or requirement between the parties, except as expressed herein.

 ARTICLE 17.   DISCLAIMER OF WARRANTY

17.01           Sub-Licensor warrants the fitness of the System for the purpose for which it was intended and sold for the Term of this Sub-License Agreement; provided, Sub-Licensee abides by all of the advice, and consultation as provided in Article 6 above.  This is a limited warranty, and shall not extend for more than the aforesaid Term.

Sub-Licensee shall have the benefit of applicable manufacturer's warranties covering the Equipment components which are normally furnished to purchasers of the System. It shall be the sole duty and responsibility of the Sub-Licensee to pursue any breach of warranty by the manufacturer of any component part.  THE WARRANTY REFERRED TO ABOVE IS EXCLUSIVE AND NO OTHER WARRANTY WHETHER WRITTEN OR ORAL IS EXPRESSED OR IMPLIED.  SUB-LICENSOR SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE EXCEPT AS HEREIN ABOVE SET OUT.

17.02           The success of the Sub-Licensee is speculative and depends upon various factors beyond Sub-Licensor's control, such as the ability and efforts of Sub-Licensee as an independent business entity.  Sub-Licensor does not make any representation or warranty as to the potential success of the business contemplated. Sub-Licensee has made an independent investigation of Sub-Licensor’s operations, and has not entered into this Sub-License Agreement upon any representation as to the profits of success, which Sub-Licensee might anticipate.

17.03           Confidentiality.   Sub-Licensee acknowledges that the trade secrets, information, ideas, research, methods, manuals, systems, improvements, and copyrighted and other materials owned or developed by or licensed to Sub-Licensor, whether or not published, confidential, or suitable for registration, or copyright, and the goodwill associated with them, are and shall remain the sole and exclusive property of Sub-Licensor.  At the discretion of the Sub-Licensor, some of the following information may be revealed to Sub-Licensee in trust and confidence.  Any and all information, knowledge, and know-how not generally known in about the System and Sub-Licensor's products, services, standards, specifications, systems, procedures and techniques, and such other information or material as Sub-Licensor may designate as confidential, shall be deemed confidential for purposes of this Sub-License Agreement.

Exhibit 10.6 - Page 14

It is understood and agreed that the technology and operations of the equipment and systems that would, if used by other persons, firms, or corporations, give them a substantial competitive advantage which is presently enjoyed by Sub-Licensor and Sub-Licensee.

17.04            Covenant.   Sub-Licensee agrees to keep the aforesaid information confidential and to use it only for the purposes and in the manner authorized in writing by Sub-Licensor.  Sub-Licensee agrees that during and after the termination of this License Agreement for any reason, neither Sub-Licensee nor any of his officers, agents, employees, owners, affiliates, or representatives shall at any time copy, duplicate, or disclose to any other person or use for any purpose, any secret, confidential, or other information received from Sub-Licensor, and the Sub-Licensee will not during and after the termination of this License Agreement attempt to sell, manufacture, distribute, duplicate, or copy the technology or product granted under this license.

17.05           During and after the termination of this License Agreement for a term of twenty-four (24) months, the Sub-Licensee agrees not to solicit any customer, client, or purchaser of the Sub-Licensor's System in any part of Market Area or other geographical areas of the world covered by an exclusive license of Sub-Licensor.

17.06           Sub-Licensee agrees that all of its management personnel and its employees shall execute agreements to abide by the terms of confidentiality, and the terms of non-solicitation as provided by this License Agreement.

ARTICLE 18.  NOTICES

18.01           Written Notices.   Any written notice required or permitted by this Agreement shall be deemed sufficient if sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To Sub-Licensee:  ALLIED RECYCLING CORP.
Address:

To Sub-Licensor:  AMERICAN FIBER GREEN PRODUCTS, INC.
                         Address:

Either party in accordance with this paragraph may change the address for notices.

ARTICLE 19.   ASSIGNMENT

19.01           ASSIGNMENT.   Sub-Licensee may not assign this Sub-License without the written consent of Sub-Licensor.

Exhibit 10.6 - Page 15

ARTICLE 20.   COMPLETENESS OF SUB-LICENSE

20.01    Completeness of Sub-License.   This Sub-License Agreement consisting of a total of Sixteen (16) pages sets forth the entire Sub-License Agreement and understanding between the parties as to the subject matter hereof, and supersedes all prior agreements, or representations verbal or written. No amendments, or supplements, modifications or extensions of the term of this Agreement shall be effective for any purpose unless in writing, signed by both parties.

ARTICLE 21.   LAW TO GOVERN

21.01           Law to Govern.   This Sub-License Agreement is executed in duplicate and shall be deemed to have been made in the State of Nevada, USA and shall be constructed, and the respective rights of the parties hereunder determined, in accordance with the law of the State of Nevada, USA.

IN WITNESS WHEREOF, the undersigned have executed this Sub-License Agreement.

AMERICAN FIBER GREEN PRODUCTS, INC.

Name:	/s/ Daniel Hefner
Daniel Hefner

ALLIED RECYCLING CORP.

Name:	/s/ Mario Faraone
Mario Faraone, President

Exhibit 10.6 - Page 16

APPENDIX #1:  Master Licensing Agreement

APPENDIX #2: Company Resolution

APPENDIX #3:  LICENSING FEES & ROYALTIES

The licensing investment by ALLIED RECYCLING CORP. or others who may contribute funds is $300,000 and will be paid on a schedule agreed to by the parties. ALLIED RECYCLING CORP. commits to fund this license agreement through the issuance of shares, debt, private placements and the utilization of various other securities allowed by law. A minimum of 25,000,000 common shares or their equivalents will be made available for the initial funding of this license agreement.

The royalties to be paid by Sub-Licensee to the Sub-Licensor shall be paid quarterly in the amounts listed in table below. The amounts to be paid are based on  Net Profits generated from the utilization of the license. All costs directly attributable to generating the market for the Platform will be subtracted from gross revenue.

ALLIED RECYCLING CORP. agrees to keep separate books and records for all receipts and costs related to the operations of the business using this sub license. 10% of the net profit of the sub license related to operation is to be paid to American Fiber Green Products, Inc. quarterly within 30 days of the end of each calendar quarter and adjusted for the total annual net profit to be settled within 75 days of the year end. 2% of the Net profit will be paid to Gallant Acquisitions Corp. on the same terms as American Fiber Green Products, Inc.  and shall not be deductible before computing Net Profit payable to American Fiber Green Products, Inc.

Additionally, at the signing of this sub-license 10,000 Series A Preferred Shares of the Sub-Licensee's parent corporation will be paid to Gallant Acquisitions Corp. Additionally, 10,000 Series B Preferred Shares of the Sub-Licensee's parent corporation will be issued to American Fiber Green Products, its assigns or successors.

American Fiber Green Products, Inc. acknowledges that it has entered into a separate agreement, of even date, making ALLIED RECYCLING CORP. the sole provider of conditioned fiber fluff or sized material from all inventoried recyclable material obtained or possessed by American Fiber Green Products, Inc. and from the Sub-Licensor from their licensed market area until a their production facility is completed and operational.

Exhibit 10.6 - Page 17